                                                                      Exhibit 6

                                AMENDMENT No. 2
                                       TO
                                RIGHTS AGREEMENT

        This AMENDMENT No. 2 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of the 2nd day of November, 1995, between Maxtor Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreements (as defined below).

                                    RECITALS

        WHEREAS, pursuant to that certain Rights Agreement dated as of January 27, 1988 (the "Prior Agreement"), the Board of Directors of the Company on January 27, 1988 (i) authorized the issuance and declared a dividend of one right (a "Right") for each share of the Common Stock of the Company outstanding as of the close of business on February 8, 1988, each Right representing the right to purchase one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between February 8, 1988, and the Distribution Date.

        WHEREAS, the Prior Agreement was amended on September 10, 1993 (the Rights Agreement as amended is hereinafter referred to as the "Rights Agreement").

        WHEREAS, in accordance with Section 21 of the Rights Agreement, Chemical Trust Company of California resigned as Rights Agent and The First National Bank of Boston was appointed as the second successor Rights Agent effective May 10, 1993;

        WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may, prior to the time a person becomes an Acquiring Person, amend any provision of the Rights Agreement.

        WHEREAS, to the knowledge of the Board of Directors of the Company, no person has become an Acquiring Person.

        WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of
(i) that certain Agreement and Plan of Merger dated as of November 2, 1995, as the same may be amended from time to time (the "Merger Agreement") among Hyundai Electronics America, a California corporation ("HEA"), Hyundai Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of HEA ("Sub") and the Company (pursuant to which Merger Agreement, among other things, Sub shall merge with and into the Company (the "Merger")),

        WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 26 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                                   AGREEMENT

        NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

        1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirely as follows:

                "(a)    The Rights shall become exercisable, and may be
exercised to purchase Common Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at Shareholder Services Division, P.O. Box 1865, Boston, Massachusetts 02105-1865, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the close of business on the (i) February 28, 1998 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the "Redemption Date") or
(iii) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of November 2, 1995, as the same may be amended from time to time (the "Merger Agreement") among Hyundai Electronics America, a California corporation ("HEA"), Hyundai Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of HEA, and the Company).

        2.      Section 33 of the Rights Agreement is hereby added as follows:

                "33.    Hyundai Electronics America Transactions.
Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither HEA nor any Affiliate or Associate of HEA shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to
Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or
(y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Offer, as such term is defined in the Merger Agreement, and the Merger), provided that if, after November 2, 1995, HEA or any of its Subsidiaries or any of their respective directors becomes the Beneficial Owner of any shares of Common Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement or the consummation of any of the transactions contemplated thereby or in any transaction in conformity with Section 7.2 of that certain Stock Purchase Agreement dated as of September 10, 1993 among the Company,

Hyundai Heavy Industries Co., Ltd., Hyundai Corporation and Hyundai Merchant Marine Co., Ltd.) the provisions of this Section 33 (other than this proviso) shall not be applicable."

        3. This Amendment shall be deemed effective as of November __, 1995 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

        4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.


                                MAXTOR CORPORATION


                                By: /s/ DR. CHONG SUP PARK
                                   -----------------------------------------
                                       Dr. Chong Sup Park

                                Its:  President and Chief Executive Officer


                                THE FIRST NATIONAL BANK OF BOSTON


                                By: /s/ GEOFFREY ANDERSON
                                   -----------------------------------------
                                       Geoffrey Anderson

                                Its:  Senior Account Manager